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                                                                     Exhibit 2.1



                            SHARE PURCHASE AGREEMENT
                                     BETWEEN

                                 SIFO GROUP AB,
                               OSPREY RESEARCH BV,

                                       AND

                               MEDIA METRIX, INC.


                         COVERING THE PURCHASE OF ALL OF
                                  THE SHARES OF

                              AB GRUNDSTENEN 85764
                              (WITH NAME CHANGE TO
                      RELEVANTKNOWLEDGE HOLDING AB PENDING)

                                   DATED AS OF

                                FEBRUARY 8, 2000
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                            SHARE PURCHASE AGREEMENT

         THIS SHARE PURCHASE AGREEMENT is made and entered into this eighth day of February, 2000, by and between SIFO Group AB, a Swedish corporation ("SIFO"), Osprey Research BV, a Dutch limited liability company ("SELLER"), and Media Metrix, Inc., a Delaware corporation ("PURCHASER").


                             W I T N E S S E T H :

         WHEREAS, Seller owns all of the outstanding share capital of AB Grundstenen 85764 (with name change to RelevantKnowledge Holding AB pending), a Swedish limited liability company (with all of its Subsidiaries, "TARGET"), being 1000 shares (the "SHARES"), and desires to sell the Shares to Purchaser pursuant to this Agreement as hereinafter provided;

         WHEREAS, Purchaser desires to acquire the Shares from Seller pursuant to this Agreement as hereinafter provided; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the transactions contemplated hereby;

         NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                   ARTICLE I.
                           DEFINITIONS; INTERPRETATION

      Section 1.01. Definitions. In this Agreement the following words and phrases shall have the meanings hereinafter set forth:


      "1998 AND 1997 FINANCIAL STATEMENTS" shall have the meaning given such term in Section 4.08 hereof.

      "1999 FINANCIAL STATEMENTS" shall have the meaning given such term in
Section 4.08 hereof.

         "AFFILIATE" shall mean (a) any Person directly or indirectly owning, controlling or holding the power to vote 10% or more of the outstanding voting securities of the Person in question, (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Person in question, (c) any Person directly or indirectly controlling, controlled by or under common control with the Person in question, and (d) any officer, director, member or partner of the Person in question or any Person described in subsection (a), (b) or (c) of this paragraph.

         "AGREEMENT" shall mean this Share Purchase Agreement.
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         "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States or the State of New York and the laws of Sweden.

         "CLOSING" shall have the meaning given such term in Section 2.03 hereof.

         "CLOSING DATE" shall have the meaning given such term in Section 2.03 hereof.

      "COMMISSION" shall mean the Securities and Exchange Commission of the United States.

         "CONSIDERATION" shall have the meaning given such term in Article III hereof.

         "CONTRACTS" shall have the meaning given such term in Section 4.16 hereof.

      "EXCHANGE ACT" shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "FINANCIAL STATEMENTS" shall have the meaning given such term in
Section 4.08 hereof.

         "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" shall mean generally accepted accounting principles in Sweden.

         "GFK" shall mean GfK AG, a German corporation.

         "GOVERNMENTAL ENTITY" shall mean any court, administrative agency or commission or other U.S., Swedish, federal, provincial, state, local, municipal or foreign government or governmental authority or instrumentality.

         "INTELLECTUAL PROPERTY" shall have the meaning given such term in
Section 4.24 hereof.

         "INTERACTIVE BUSINESS" shall mean any and every business and operation
(i) of the measurement, reading and analysis (through the use of metering technology to collect data from panelists) of the audience of the World Wide Web and other digital media, including proprietary on-line systems, e-commerce tracking, software and tracking, technology tracking and proprietary data collection (the "RELEVANTKNOWLEDGE BUSINESS"); and (ii) of the measurement, reading and analysis (through the use of technology to collect data from servers) of site information traffic (the "NETCHECK BUSINESS"). The parties intend that the term "Interactive Business" include all of the SIFO interactive media tracking business other than the WebCheck business.

         "INTERACTIVE BUSINESS ASSETS" shall mean all property of any nature, real or personal, tangible or intangible, owned or held directly or indirectly by SIFO or any of its Affiliates (including Target), that relates to or constitutes a part of or is used or held for use in any part of any Interactive Business, including all interests, rights and other assets or property (real or personal, tangible or intangible) associated with (i) the panel used to collect data in connection with the Interactive Business of SIFO or any of its Affiliates (including Target) or (ii) the "SIFO Interactive and Media


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Tracking" name to the extent such name is used in connection with Target's
Interactive Business as conducted in the twenty-four (24) months immediately preceding the Closing Date.

         "IPSOS" shall mean IPSOS SA, a French corporation.

         "LICENSE" shall have the meaning given such term in Section 4.25 hereof.

         "LIENS" shall mean all liens, charges, security interests, pledges, rights or claims of others, restraints on transfer or other encumbrances.

         "MATERIAL ADVERSE CHANGE" shall mean a change or a development involving a prospective change which could have a Material Adverse Effect.

         "MATERIAL ADVERSE EFFECT" shall mean, with respect to Target, a material adverse effect on the Interactive Business Assets or the business, prospects, results of operations or financial condition of Target and the Subsidiaries, taken as a whole. With respect to Purchaser, a "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, prospects, results of operations or financial condition of Purchaser and its subsidiaries, taken as a whole.

         "MMXI EUROPE" shall mean MMXI Europe B.V., a Dutch limited liability company.

         "MMXI EUROPE DOCUMENTS" shall mean the agreements to be executed at or prior to Closing by MMXI Europe, Purchaser, Seller, GfK and IPSOS in connection with the transactions contemplated by Section 6.07, including a shareholders agreement amendment, a purchase agreement, a service agreement (optional), a stock option agreement and a registration rights agreement amendment.

      "NASDAQ NATIONAL MARKET" shall mean the National Association of Securities Dealers Automated Quotation National Market.

         "NETCHECK SOFTWARE" means all Software used in the NETCheck Business.

         "NOVEMBER LIABILITIES" shall have the meaning given such term in
Section 6.06 hereof.

         "PERSON" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or government agency.

         "REGISTRATION RIGHTS AGREEMENT" shall have the meaning given such term in Section 8.01(c).

         "REGULATORY AUTHORITY" shall mean any Swedish, U.S., foreign, federal, provincial, state, local or municipal government or governmental authority and the regulatory body of any exchange.

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         "RELEVANTKNOWLEDGE LICENSE" shall mean that certain agreement between
RelevantKnowledge, Inc., a Delaware corporation, and Tidningsstatistik, AB, a Swedish corporation, dated as of June 12, 1997.

         "REMAINING LIABILITIES" shall have the meaning given such term in
Section 6.06 hereof.

         "REQUISITE REGULATORY APPROVALS" shall have the meaning given such term in Section 8.01 hereof.

         "SALE" shall mean the sale of the Shares pursuant to the terms of this Agreement.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "SELLER" shall have the meaning given that term in the introductory paragraph hereof.

         "SHARES" shall have the meaning given such term in the Recitals hereof.

         "SIMT" means SIFO Interactive Tracking AB (which entity's name will be changed to MMXI Nordic AB), a Swedish corporation and a wholly owned Subsidiary of Target.

         "SOFTWARE" means all proprietary software applications written, designed, developed, sold or licensed by Target (or by any other Person, including outside consultants, on behalf of or for the benefit of Target) in connection with the Interactive Business of Target and any translations or other derivative works based thereon or derived therefrom, including those identified in Schedule 4.24 hereto and including the NETCheck Software.

         "SUBSIDIARIES" shall have the meaning given such term in Section 4.01 hereof.

         "TARGET" shall mean AB Grundstenen 85764 (with name change to RelevantKnowledge Holding AB pending), a Swedish corporation, and, unless the context indicates otherwise, each of the Subsidiaries. Notwithstanding the fact that, in certain instances, this Agreement specifically references a Subsidiary or the Subsidiaries, the term "Target," unless the context indicates otherwise, should be deemed to include each Subsidiary even if such Subsidiary is not specifically referenced.

         "TAX" and "TAXES" shall have the meaning given such terms in Section
4.12 hereof.

         "TAX RETURN(S)" shall have the meaning given such term in Section 4.12 hereof.

         "YEAR 2000 COMPLIANCE" shall have the meaning given such term in
Section 4.19 hereof.

         "YEAR-END FINANCIAL STATEMENTS" shall have the meaning given such term in Section 6.06 hereof.

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      Section 1.02. Reference to this Agreement; Interpretation. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words "herein," "hereof," "hereunder," "hereby," "this Agreement" and other similar references shall be construed to mean and include this Agreement and the Exhibits and Schedules referenced herein and all amendments thereof and supplements thereto unless the context shall clearly indicate or require otherwise. For purposes of this Agreement, each and every Schedule and Exhibit referenced herein shall not be deemed to incorporate by reference the disclosures specifically set forth on each every other Schedule or Exhibit hereto. The use of the words "include," "including" and derivations thereof in this Agreement shall be deemed to have the phrase "without limitation" attached thereto unless otherwise expressly stated. Any reference in this Agreement to statutes or laws shall include all amendments, modifications or replacements of the specific section and provisions concerned. Wherever this Agreement refers to
(i) the "transactions contemplated hereby" or the like, such reference includes the transactions contemplated by the MMXI Europe Documents and the Registration Rights Agreement, and (ii) "the agreements contemplated hereby" or the like, such reference includes the Registration Rights Agreement and each of the MMXI Europe Documents.

                                  ARTICLE II.
                  PURCHASE AND SALE OF THE SHARES; CLOSING DATE

      Section 2.01. Purchase and Sale. Subject to the terms and conditions hereby contained, Seller agrees to sell, assign, transfer and deliver to Purchaser at the Closing (as defined in Section 2.03) all right, title and interest in and to the Shares, free and clear of any Liens. Subject to the terms and conditions herein contained, Purchaser agrees to purchase from Seller at the Closing the Shares and pay the Consideration (as defined in Article III) to Seller pursuant to the provisions of Article III below.

      Section 2.02. Delivery and Endorsement of Certificates. At the Closing, Seller shall deliver to Purchaser certificates representing the Shares, duly endorsed in blank by Seller. Seller agrees to cure any deficiencies with respect to the endorsements of the certificates representing the Shares or with respect to the stock powers accompanying any such certificates.

      Section 2.03. Closing Date. Subject to the terms and conditions herein contained, the consummation of transactions referred to above shall take place (the "CLOSING") on or before March 1, 2000, at the offices of Advokatfirman Vinge KB, Smalandsgatan 20, Stockholm, Sweden, or at such other time, date and place at Purchaser and Seller shall in writing designate (the "CLOSING DATE").


                                  ARTICLE III.
                                  CONSIDERATION

      Section 3.01. Consideration. The aggregate consideration for the Shares is
(a) Five Million Six Hundred Ninety One Thousand U.S. Dollars and No/100 (U.S. $5,691,000); and (b) fifty-two thousand (52,000) validly issued, fully paid and nonassessable restricted shares (the "MEDIA METRIX

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STOCK") of Purchaser's Common Stock, $.01 par value (subject to adjustment pursuant to Section 6.06 or 10.06) (collectively referred to as the "CONSIDERATION").

      Section 3.02. Delivery and Endorsement of Certificates. At the Closing, subject to the terms and conditions herein contained, Purchaser agrees to deliver certificates representing the newly issued restricted Media Metrix Stock to Seller or to Seller's designee that is SIFO or an Affiliate of SIFO and an "accredited investor" for purposes of Regulation D promulgated under the Securities Act.

                                  ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Subject to the matters disclosed in this Agreement, SIFO and Seller hereby jointly and severally represent and warrant to Purchaser and Target that the following is true and correct as of the date of this Agreement (unless otherwise stated):

      Section 4.01. Organization, Etc. Each of Seller, Target and the subsidiaries of Target listed on Schedule 4.02 (the "SUBSIDIARIES") is a corporation or limited liability company duly organized and validly existing under the laws of Sweden or The Netherlands and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Target and each of the Subsidiaries are duly qualified or licensed to do business in Sweden. The character of their business and the nature of their properties do not make such qualification or licensing necessary in any jurisdiction other than Sweden. Seller has heretofore delivered to Purchaser true and correct copies of the organizational documents of Target and the Subsidiaries as in effect on the date hereof. Target (i) owns no assets or properties other than its ownership interest in SIMT, (ii) has no obligations and owes no liabilities and (iii) has no business or operations other than its ownership of such interest.

      Section 4.02. Subsidiaries and Other Target Interests. Schedule 4.02 lists all corporations, limited liability companies, partnerships, joint ventures and other Persons in which Target has, directly or indirectly, any legal or beneficial interest and indicates for each such Person (a "TARGET INTEREST"):
(i) the percentage and type of corporation, limited liability company, equity securities of or other interest in the Target Interest owned or controlled by Target; (ii) the identity of any other beneficial or record owner of any such Target Interest and the percentage and type of such ownership; (iii) the jurisdiction of incorporation or organization; (iv) each jurisdiction in which it is qualified or licensed to conduct its business; and (v) in the case of any joint venture, the identity of each other joint venture partner. Target is the direct owner, beneficially and of record, of all such equity securities or other interests listed as being owned by it, free and clear of all Liens. No Person other than Target holds any equity interest or capital stock or any right to acquire any equity interest or capital stock in any Subsidiary.

      Section 4.03. Capitalization. The Shares constitute all of the outstanding share capital and outstanding equity interest in Target. All of the Shares are owned, of record and beneficially, by Seller. No Persons other than Seller are or will be entitled to receive any payment with respect to the Shares or any equity interest or capital stock of any Subsidiary. Neither Target nor any

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Subsidiary holds any shares of its own capital. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized share capital of Target and the Subsidiaries are as set forth in their respective Certificates of Registration and Articles of Association or other organizational documents, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable corporate laws. All Shares and all outstanding equity interests and capital stock of the Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding securities of Target and the Subsidiaries were issued in compliance with all applicable securities and corporate laws. None of such outstanding securities have been issued in violation of any preemptive rights, rights of first refusal or similar rights. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character to which Target or any Subsidiary is a party or by which Target or any Subsidiary is bound, obligating Target or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of its share capital or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. There are no outstanding obligations, contingent or other, of Target or any Subsidiary to purchase, redeem or otherwise acquire any shares of such Person's share capital. There are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to any of the Shares or any outstanding capital stock or equity interests of any Subsidiary.

      Section 4.04. Authorization. SIFO and Seller have all requisite corporate power and authority to enter into this Agreement and each of the other agreements contemplated hereby, to carry out their respective obligations under this Agreement and each of the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other agreements contemplated hereby, the consummation of the transactions contemplated hereby and thereby and the performance by SIFO and Seller of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of SIFO and Seller. Each of this Agreement and the other agreements contemplated hereby has been duly executed and delivered by SIFO and Seller and constitutes the legal, valid and binding obligation of SIFO and Seller, enforceable against SIFO and Seller in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether enforceability is considered in equity or at law).

      Section 4.05. No Violation. The execution and delivery of this Agreement and each of the other agreements contemplated hereby by SIFO and Seller does not, the consummation by SIFO and Seller of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the organizational documents of Seller, SIFO, Target or any Subsidiary; (b) conflict with, or result in any violation of or default or loss of any benefit under, any License (as defined in Section 4.25), grant, statute, law, rule (including applicable rules of exchanges) or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which

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SIFO, Seller or Target is a party, by which any of them are bound or to which any their respective properties are subject; (c) conflict with, or result in a breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any agreement (written or unwritten), understanding, arrangement, contract, indenture or other instrument to which SIFO, Seller or Target is a party or to which any of their respective properties are subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of Seller or Target; (d) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any License; or (e) result in Seller or Target being required to pay any amount or refund to any Affiliate or licensee of Seller or Target in respect of amounts received by Seller or Target in advance of the performance of services. Seller and Target are in compliance with all applicable laws, rules or regulations relating to or affecting the operation, conduct or ownership of their property or business, other than violations that individually or in the aggregate do not and will not have a Material Adverse Effect.

      Section 4.06. Approvals. The execution and delivery of this Agreement and each of the other agreements contemplated hereby, the consummation of the transactions contemplated hereby and thereby by SIFO and Seller and compliance with the terms hereof and thereof by SIFO and Seller will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule (including applicable rules of exchanges), regulation, permit, license, agreement, indenture or other instrument to which SIFO, Seller or Target is a party, by which any of them are bound or to which their respective properties are subject, and no declaration, filing, notice or registration with, to or from any Governmental Entity or Regulatory Authority is required or advisable by SIFO, Seller or Target in connection with the execution and delivery of this Agreement and each of the other agreements contemplated hereby, the consummation of the transactions contemplated hereby and thereby, or the performance by SIFO or Seller of their obligations hereunder and thereunder.

      Section 4.07. Interactive Business Assets. Schedule 4.07 contains a true, correct and complete list of all of the tangible and intangible assets, businesses and operations used in the conduct of any Interactive Business owned, directly or indirectly, by Target, substantially as such Interactive Business has been conducted by Target during the twenty-four (24) months immediately preceding the Closing Date. Target owns all such assets, businesses and operations free and clear of all Liens. Such assets, properties and businesses constitute (i) all of the Interactive Business Assets, (ii) all of the direct or indirect interests of SIFO, Seller or any of their Affiliates in any Interactive Business and (iii) all tangible and intangible assets, businesses and operations related to any Interactive Business. No Affiliate of SIFO other than Target has owned any Interactive Business Assets or operated any Interactive Business during the twenty-four (24) months immediately preceding the Closing Date.

      Section 4.08. Financial Statements and Other Information.


         (a) Attached as Schedule 4.08 are (i) true, correct and complete copies of the statements of profit and loss of SIMT for the years ended December 31, 1998 and December 31, 1997 (the "1998 AND 1997 FINANCIAL STATEMENTS"); and
(ii) true, correct and complete copies of the

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balance sheet of SIMT as of November 30, 1999, and the related statement of profit and loss for the 11-month period then ended (the "1999 FINANCIAL STATEMENTS"). The 1998 and 1997 Financial Statements and the 1999 Financial Statements, along with the Year-End Financial Statements described in Section 6.06, are herein collectively referred to as the "FINANCIAL STATEMENTS."

         (b) The Financial Statements have been prepared in accordance with Swedish law and generally accepted accounting principles consistently applied throughout the periods covered thereby. All liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, that existed at the date of such Financial Statements have been disclosed in the balance sheets included in the Financial Statements or in notes to the Financial Statements to the extent such liabilities were required, under generally accepted accounting principles, to be so disclosed.

         (c) Schedule 4.08(c) is a true and complete aging schedule for SIMT's accounts receivable as of November 30, 1999 (the "RECEIVABLES"). The Receivables are, net of reserves reflected on the balance sheet, collectible in full over the period of usual trade terms (by use of normal collection methods without resort to litigation or reference to a collection agency), and there do not exist any defenses, counterclaims and set-offs that could materially adversely affect such receivables, and all such receivables are actual and bona fide receivables representing obligations for the total amount thereof shown on the books of SIMT. SIMT has fully performed all obligations with respect thereto that it was obligated to perform before the date hereof.

      Section 4.09. No Undisclosed Liabilities. Except as set forth in the notes to the Financial Statements, the 1999 Financial Statements disclose all liabilities of SIMT required to be disclosed under generally accepted accounting principles other than liabilities that have arisen after November 30, 1999 in the ordinary course of business and consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit or a liability to repay or refund to any person any amounts previously received by SIMT) that, individually or in the aggregate, do not and could not have a Material Adverse Effect.

      Section 4.10. Corporate Action. All corporate action of the Boards of Directors of SIFO (to the extent such action applies to (i) this Agreement or the transactions contemplated hereby or (ii) any Interactive Business or Interactive Business Asset), Seller, Target or any Subsidiary taken on or prior to the date hereof have been duly authorized, adopted or ratified in accordance with applicable law and the organizational documents of such Person and have been duly recorded in the corporate minute books of such Person (true, correct and complete copies of which have been delivered to or made available for inspection by Purchaser).

      Section 4.11. Events Subsequent to November 30, 1999. Since November 30, 1999, Target has not (a) issued any shares, bond or other corporate security (including without limitation securities convertible into or rights to acquire share capital of Target or the Subsidiaries), except to Seller; (b) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into, all in the ordinary course of business; (c) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on its

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respective balance sheet included in the 1999 Financial Statements for the period ended November 30, 1999 and current liabilities incurred since November 30, 1999 in the ordinary course of business; (d) declared or made any payment or distribution to shareholders or purchased or redeemed any of its share capital or other securities, or entered into, any agreement or commitment, or has any intention to do so; (e) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible; (f) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim; (g) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset; (h) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business; (i) suffered any adverse change in its relations with, or any loss of, any of its suppliers or customers disclosed on Schedule 4.23; (j)(i) granted any severance or termination pay to any of its directors, officers, employees or consultants,
(ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) or arrangement with any of its directors, officers, employees or consultants (other than two employment agreements executed in connection with the purchase of the Danish panel assets), (iii) increased any benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increased the compensation, bonus or other benefits payable to any of its directors, officers, consultants or employees; (k) made any material change in the manner of its business or operations; (l) made any material change in any method of accounting or accounting practice, except as specifically disclosed in the Financial Statements; (m) entered into any transaction except in the ordinary course of business, as otherwise contemplated hereby, for the sale of the WebCheck business and for the purchase of the Danish panel assets approved by Purchaser; or (n) entered into any commitment (contingent or otherwise) to do any of the foregoing.

      Section 4.12. Taxes. (a) For the purposes of this Agreement, a "TAX" or, collectively, "TAXES," means any and all Swedish and foreign taxes, assessments and other governmental charges, duties, fees, levies, impositions and liabilities, including without limitation, income, gross receipts, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental, personal property, real property, worker's compensation, license, lease, service, service use, severance, windfall profits, customs and other taxes, together with all interest, fines, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Agreement, "TAX RETURNS" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

         (b) Except as set forth on Schedule 4.12, Target has (i) timely filed all Tax Returns required to be filed by it and all such Tax Returns are true and complete in all respects, (ii) paid all Taxes due (whether or not required to be shown on such Tax Returns), and paid all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the Target), except for any such filings or payments that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The unpaid Taxes of Target for tax periods through the date of the balance sheet contained in the 1998 and 1997 Financial


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
Statements and 1999 Financial Statements, as applicable, do not exceed the accruals and reserves for Taxes (excluding reserves for deferred Taxes) set forth on the balance sheet contained in the 1998 and 1997 Financial Statements or 1999 Financial Statements, as applicable, by an amount that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect nor will unpaid Taxes of Target through the Closing Date exceed the accruals or reserves for Taxes (excluding reserves for deferred Taxes on the financial statements and the books and records of Target) on the Closing Date. No taxing authority has asserted any claim for Taxes, or to the knowledge of Seller, is threatening to assert any claims for Taxes; no waivers of time to assess any Tax are in effect and no requests for waiving of the time to assess any Tax are pending. Target has withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of Target (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings).

         (c) Target is not and has not ever been a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of law as a result of being a member of a group filing consolidated, combined or unitary Tax Returns), nor does Target owe any amount under any such agreement.

      Section 4.13. Litigation. There is no action, suit, investigation, arbitration or proceeding pending or threatened against or affecting Target or any of its properties or rights (including without limitation no charge of patent and/or trademark infringement), by or before any Governmental Entity, or any basis in fact therefor known to Target or any Subsidiary against or involving Target or any Subsidiary or any of their respective officers, directors, employees or consultants (in all instances, in their capacity as such), assets, business or products, whether at law or in equity, that could, individually or in the aggregate, have a Material Adverse Effect on Target.

      Section 4.14. Compliance with Laws. Target has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Entity relating to or affecting Target's operation, conduct or ownership of the Interactive Business of Target. No investigation or review by any Governmental Entity (including without limitation any audit or similar review by any Swedish, U.S., federal, foreign, state or local taxing authority) with respect to the Interactive Business of Target is pending or, to SIFO's knowledge, threatened, nor has any Governmental Entity indicated in writing to Target or Seller an intention to conduct the same. Neither SIFO, Seller, Target nor any director, officer, consultant or employee of SIFO, Target or Seller (in all instances, in their capacity as such), is in default with respect to any order, writ, injunction or decree known to or served upon SIFO, Target or Seller of any Governmental Entity with respect to the Interactive Business of Target. There is no existing Swedish law, rule, regulation or order which would prohibit or materially restrict Target from, or otherwise materially adversely affect Target in, conducting its business.

      Section 4.15. Title to and Condition of Property.


         (a) Target owns no real property. The lease agreement between SIMT and Turator Forsaljnings AB attached as Schedule 4.15 is the only lease to which Target is a party and is a valid and binding agreement of SIMT and Turator Forsaljnings AB until June 30, 2000 without any default thereunder by any other party thereto.

         (b) All material items of machinery, equipment and other tangible assets used by Target are in good operating condition and repair, normal wear and tear excepted, are usable in the ordinary course of business, are adequate and suitable for the uses to which they are being put and conform in all material respects to all applicable laws, ordinances, codes, rules, regulations and authorizations relating to their construction, use and operation. The premises or equipment of Target are not in need of maintenance or repairs other than ordinary routine maintenance and repairs which are not material, individually or in the aggregate, in nature or cost, and no such maintenance or repair has intentionally been delayed, deferred or prolonged.

      Section 4.16. Contracts

         (a) The Schedule 4.16 contains a complete list of all currently effective written or oral contracts, agreements, arrangements or commitments that could reasonably be considered material to the Interactive Business of Target (all such contracts, agreements, arrangements or commitments being hereinafter referred to as "CONTRACTS"). True and correct copies of all the Contracts have been furnished to Purchaser. All Contracts are valid and binding obligations of the respective parties thereto. Target has duly performed its obligations thereunder to the extent such obligations have accrued, and no breach or default thereunder by Target or any other party thereto has occurred that could impair the ability of Target to enforce any rights thereunder. There are no liabilities of Target or any other party to any of the Contracts arising from any breach of or default in any provision thereof, nor has there occurred any breach or default thereof by Target that would permit the acceleration of any obligation of any party thereto or the creation of a Lien upon any Interactive Business Asset.

         (b) The consummation of the transactions contemplated hereby will not result in any violation or termination of, default or loss of benefit under, or give rise to a right of termination under, the terms of any Contract. There are no negotiations pending or in progress to revise, in any material respect, any Contract.

      Section 4.17. Employee Agreements . Schedule 4.17 accurately describes the terms of all employment agreements to which Target is a party. Seller has provided Purchaser with a true and correct copy of all such agreements.

      Section 4.18. Labor Matters.

         (a) Target is bound by the collective bargaining agreement of the Swedish Employer's Union and no other similar type of agreements. Neither SIFO, Seller nor Target is the subject of any proceeding asserting that Target has committed an unfair labor practice or seeking to compel Target to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Target.

         (b) Except as disclosed on Schedule 4.18, there is not in existence any written or unwritten contract of employment with any person whose existing employment cannot be terminated by statutory notice periods or notice periods based on applicable collective bargaining agreements without giving rise to a claim for damages or further compensation, provided the employment is terminated in accordance with the regulations in the Protection of Employment Act ("lagen om anstallningsskydd").

         (c) In relation to each of the employees (and so far as required in relation to each of its respective former employees), Target has complied in all material respects with all terms and conditions of employment, statutes, regulations, codes, collective agreements, orders and awards relevant to their conditions of service or the relations with employees (or former employees, as the case may be) or any recognized trade union.

         (d) No former employee has any right to priority to new employment, nor has any person any right to any employment in the business of Target under the Protection of Employment Act Section 6 b.

         (e) No employee of SIFO or any of its Affiliates, other than employees of Target, (i) have any day-to-day responsibilities or obligations related to the Interactive Business of Target or (ii) are otherwise employed in connection with the Interactive Business of Target.

      Section 4.19. Year 2000 Compliance . Schedule 4.19 is a true and correct description of Target's Year 2000 Compliance status. The term "YEAR 2000 COMPLIANCE" as used herein means that the Software and computer systems (1) are capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output, (2) have the ability to provide data recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (3) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (4) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (5) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (6) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (7) have the ability to recognize all "leap years," including February 29, 2000.


      Section 4.20. Insurance Policies. The Schedule 4.20 contains a correct and complete description of all insurance policies covering Target, the Interactive Business Assets or employees or agents of Target. Purchaser acknowledges that, following the Closing, Target will need to obtain insurance because the policies listed on Schedule 4.20 will no longer be in effect.

      Section 4.21. Records. Target has records that accurately and validly reflect its transactions and accounting controls sufficient to insure that such transactions are (a) in all material respects executed in accordance with their respective management's general or specific authorization and (b) recorded in conformity with Swedish law and generally accepted accounting principles.

      Section 4.22. Brokerage Fees. Neither Target nor any of its Affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any of the agreements contemplated hereby or any transaction contemplated hereby or thereby or any transaction of like nature that would be required to be paid by Target, Seller or Purchaser.

      Section 4.23. Suppliers and Customers.

         (a) Schedule 4.23 lists (i) all major suppliers, (ii) all major customers of Target, and (iii) all other suppliers and customers the loss of any of which, individually or in the aggregate with all other suppliers or customers affiliated with such supplier or customer, could have a Material Adverse Effect.

         (b) Seller and Target do not have any information that might indicate that any of its customers or suppliers listed on Schedule 4.23 intend to cease purchasing from, selling to or dealing with them nor has any information been brought to their attention which might lead them to believe any such customer or supplier intends to alter in any material respect the amount of such purchases, sales or the extent of dealings with them or would alter in any respect such purchases, sales or dealings in the event of the consummation of transactions contemplated by this Agreement. Seller and Target do not have any information that might indicate, nor has any information been brought to their attention that might lead them to believe, that any customer will cancel outstanding or currently anticipated contracts with Target.

      Section 4.24. Intellectual Properties. Schedule 4.24 contains an accurate and complete list of all patents, patent applications, patent licenses, Software licenses (other than generally available pre-packaged "off-the-shelf" software) and know-how, licenses, trade names, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications owned (in whole or in part), used in the conduct of the Interactive Business of Target (collectively, the "INTELLECTUAL PROPERTY"). Target either owns all right, title and interest in and to, or possesses the exclusive right to use, the Intellectual Property.
Schedule 4.24 includes a complete and accurate list of all NETCheck Software. The NETCheck Software was written by and continues to be supported by an outside consultant under the terms of an agreement included in Schedule 4.16, which agreement shall remain in full force and effect following the consummation of the transactions contemplated hereby. No claim of infringement or misappropriation of patents, trademarks, trade names, service marks, copyrights or trade secrets of any other Person has been made nor, to Seller's knowledge, threatened against Target, and Target is not infringing or misappropriating any patents, trademarks, trade names, service marks, copyrights or trade secrets of any other Person. Except as set forth on Schedule 4.24 and without limiting any other provisions hereof, Target has not granted any license, franchise or permit to any Person to use any of the Intellectual Property of Target and no other Person has the right to use the same trademarks, service marks or trade names used by Target or any similar trademarks, service marks or trade names likely to lead to confusion. Target has not conducted its business under any corporate, trade or fictitious name. All right, title and interest in and to the RelevantKnowledge License is held by Target or the Subsidiaries. SIFO and its Affiliates (other than Target and the Subsidiaries) have no interest or right in the RelevantKnowledge License.


      Section 4.25. Licenses. Target has all licenses, permits, consents and other governmental certificates, authorizations and approvals required by every Swedish Governmental Entity for the conduct of its business and the use of its properties as presently conducted or used (collectively, "LICENSES"). All of the Licenses are in full force and effect and no action or claim is pending nor to Seller's knowledge, threatened to revoke or terminate any License or declare any License invalid in any material respect.

      Section 4.26. No Illegal or Improper Transactions. Neither Seller nor Target, nor, to Seller's knowledge, any of their respective directors, officers, employees, agents or Affiliates, has directly or indirectly used funds or other assets of Target or Seller or made any promise or undertaking in such regard, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees; (c) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; or (d) the establishment or maintenance of a secret or unrecorded fund; and there have been no false or fictitious entries made in the books or records of Target or Seller.

      Section 4.27. Restrictive Documents and Territorial Restrictions. SIFO, Seller and Target are not subject to, or a party to, any charter, by-law, mortgage, Lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which adversely affects the business, prospects, operations or condition (financial or otherwise) of its business or any of its assets or properties, or which would prevent consummation of the transactions contemplated hereby, or the continued operation of the Interactive Business of Target after the date hereof on substantially the same basis as heretofore operated or which would restrict the ability of Target to acquire any property or conduct business in any area.

      Section 4.28. Bank Accounts. Schedule 4.28 contains a true, correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Target maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.


      Section 4.29. No Misleading Statements. This Agreement, the information and schedules referred to herein and the certificates that have been furnished to Purchaser in connection with the transactions contemplated hereby do not include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

      Section 4.30. Purchase Entirely for Own Account. This Agreement is made with Seller in reliance upon Seller's representation to Purchaser, which by such Seller's execution of this Agreement Seller hereby confirms, that the Media Metrix Stock to be received hereunder will be acquired for investment for the account of Seller or an Affiliate of Seller, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same to any other Person (excluding SIFO and all Affiliates of SIFO of which SIFO is the only equity owner) other than pursuant to an effective registration, or an exemption therefrom, under the Securities Act. By executing this Agreement, Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Media Metrix Stock.


      Section 4.31. Investment Experience. SIFO is an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Media Metrix Stock. SIFO has not been organized for the purpose of acquiring the Media Metrix Stock.

      Section 4.32. Accredited Investor. SIFO's net worth exceeds U.S. $5,000,000. No Person other than SIFO owns any equity interest in Seller or the Affiliate of Seller that may acquire the Media Metrix Stock pursuant to this Agreement.

      Section 4.33. Restricted Securities. Seller understands that the Media Metrix Stock are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, Seller represents that it is familiar with Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

      Section 4.34. Legends. It is understood that the certificates evidencing the Media Metrix Stock may bear the following legend:


         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS. NO TRANSFER OF SAID SECURITIES SHALL BE PERMITTED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS COVERING THE SHARES PROPOSED TO BE TRANSFERRED OR (II) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER WILL NOT REQUIRE COMPLIANCE WITH THE

         REGISTRATION REQUIREMENTS OF THE ACT AND OF ANY APPLICABLE STATE LAWS."


                                   ARTICLE V.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Subject to the matters disclosed in this Agreement, Purchaser represents and warrants to Seller and SIFO that the following is true as of the date of this Agreement (unless otherwise stated):

      Section 5.01. Organization, Etc. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease.

      Section 5.02. Capitalization. The authorized capital stock of Purchaser consists of (i) 60,000,000 shares of common stock, of which, as of December 31, 1999, 19,681,999 shares are issued and outstanding and no shares are held in treasury and (ii) 5,000,000 shares of preferred stock, of which no shares are issued and outstanding.

      Section 5.03. Authorization. Purchaser has all requisite corporate power and authority to enter into this Agreement and each of the other agreements contemplated hereby, to carry out its obligations under this Agreement and each of the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each of the other agreements contemplated hereby to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Purchaser. Each of this Agreement and the other agreements contemplated hereby to which it is a party has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

      Section 5.04. No Violation . The execution and delivery of this Agreement and each of the other agreements contemplated hereby by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of Purchaser's Certificate of Incorporation or By-laws; (b) conflict with, or result in any violation of or default or loss of any benefit under, any license, grant, statute, law, rule (including applicable rules of exchanges) or regulation, or any judgment, decree or order of any court, Regulatory Authority or other governmental agency or instrumentality to which Purchaser is a party or to which any of Purchaser's properties are subject; (c) conflict with, or result in a breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which Purchaser is a party or to which any of its properties are subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of Purchaser; or (d) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any material Purchaser license.

      Section 5.05. Approvals. The execution and delivery of this Agreement and each of the agreements contemplated hereby by Purchaser, the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof by Purchaser will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person (other than GfK, IPSOS and MMXI Europe) under any statute, law, rule (including applicable rules of exchanges), regulation, permit, license, agreement, indenture or other instrument to which Purchaser is a party, by which Purchaser is bound or to which any of Purchaser's properties are subject, and no declaration, filing, notice or registration with, to or from any Governmental Entity or Regulatory Authority is required or advisable by Purchaser in connection with the execution and delivery of this Agreement and each of the other agreements contemplated hereby, the consummation by Purchaser of the transactions contemplated hereby and thereby or the performance by Purchaser of its obligations hereunder and thereunder, other than (a) the filing of the Nasdaq National Market Notification Form for Listing of the Media Metrix Stock and (b) compliance with any applicable requirements under the Exchange Act, the Securities Act and the Nasdaq National Market and state securities and "blue sky" laws.

      Section 5.06. Litigation. There is no action, suit, investigation, arbitration or proceeding pending or threatened against or affecting Purchaser or the Media Metrix Stock by or before any Governmental Entity or Regulatory Authority, or any basis in fact therefor known to Purchaser, against or involving Purchaser or the Media Metrix Stock, whether at law or in equity, that in any manner seeks to prevent, enjoin or materially delay the consummation and the performance by Purchaser of the transactions contemplated hereby or by any of the agreements contemplated hereby (including the issuance and delivery by Purchaser of the Media Metrix Stock and the performance by Purchaser of the obligations set forth in the Registration Rights Agreement) or which, if adversely determined, could have a Material Adverse Effect.

      Section 5.07. Media Metrix Stock. The Media Metrix Stock has been duly authorized and, when issued and delivered in accordance with the terms hereof, will have been validly issued and delivered and will be fully paid and non-assessable (assuming receipt of the Shares by Purchaser), free and clear of any Lien (except to the extent set forth in Section 4.33). The issuance of the Media Metrix Stock is not subject to any preemptive or similar rights.

      Section 5.08. SEC Filings. In the six months immediately preceding the date hereof, Purchaser has timely filed all reports and filings required pursuant to Section 13 of the Exchange Act. As of its filing date, each report and filing made by Purchaser with the Securities and Exchange Commission pursuant to the Exchange Act did not contain any untrue statement of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since each such filing date, there has not occurred any events, conditions or set of circumstances not disclosed in subsequent reports or filings that has had or is likely to have, singly or in the aggregate, a Material Adverse Effect.

      Section 5.09. NASDAQ National Market Listing. As of January 31, 2000, 21,659,594 shares of Purchaser's issued or unissued common stock were listed on the Nasdaq National Market, and the Media Metrix Stock is of the same class of stock as the shares listed on the Nasdaq National Market.

      Section 5.10. Registration Statements. Purchaser has filed with the Securities and Exchange Commission registration statements pursuant to the Securities Act with respect to 6,450,000 shares of its issued and outstanding common stock, and such registration statements have become effective. At the time such registration statement became effective, each such registration statement did not contain any untrue statement of material fact or omit to state a material fact required or necessary to be stated therein to make the statements contained therein not misleading.

                                  ARTICLE VI.
                        PRE-CLOSING COVENANTS OF PARTIES

         Seller agrees that:

      Section 6.01. Conduct of Target. From the date hereof until the Closing, Seller shall cause Target to conduct the Interactive Business in the ordinary course, consistent with past practice, and not to enter into any transaction outside the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as contemplated hereby, without the prior written consent of Purchaser:

         (a) Seller will not permit Target or any Subsidiary to adopt or propose any change in its Certificate of Incorporation or enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement;

         (b) except as contemplated by this Agreement, Seller will not permit Target to:

         (i) enter into any written contract, agreement, plan or arrangement covering any director, officer or employee of Target that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the transactions contemplated by this Agreement or (B) the termination of employment after the transactions contemplated by this Agreement;

         (ii) enter into or amend any employment, consulting or similar agreement (oral or written) to increase the compensation payable or to become payable by it to, or otherwise materially alter its employment or consulting relationship with, any of its officers, directors or consultants over the amount payable as of the date hereof, or increase the compensation payable to any other employees or adopt any employee benefit plan or arrangement (oral or written); or

         (iii) loan or advance any money to any officer, director, employee, shareholder or consultant of Target other than travel advances or the like in the ordinary course of business;

         (c) Seller will not permit Target to (i) purchase, acquire, issue, deliver, sell or authorize the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock of any class or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, (ii) make any changes in its capital structure or will not enter into any agreement or understanding or take any preliminary action with respect to the matters referred to in clause (i) or (ii) of this paragraph (c);

         (d) Seller will not permit Target to (i) pay any dividend or make any other distribution to holders of Target's share capital, (ii) split, combine or reclassify any of Target's share or propose or authorize the issuance of any other securities in respect of or in lieu of or in substitution for any shares of Target's capital stock, (iii) repurchase, redeem or otherwise acquire any shares of Target's capital stock or (iv) take any preliminary action with respect thereto;

         (e) Seller will not permit Target to (i) incur any additional indebtedness for borrowed money (including, without limitation, by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities); (ii) incur any account payable except in the ordinary course of business; or (iii) enter into or modify any contract, agreement, commitment or arrangement with respect to the foregoing;

         (f) Other than sales of products in the ordinary course of business and consistent with present practice, Seller will not permit Target to (i) sell, lease or otherwise dispose of any Interactive Business Assets or (ii) enter into, or consent to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

         (g) Seller will not permit Target to (i) enter into any new line of business; (ii) change its investment, liability management and other material policies in any material respect; (iii) incur or commit to any capital expenditures, obligations or liabilities in connection therewith other than capital expenditures, obligations or liabilities that individually do not exceed SEK 100,000 and in the aggregate do not exceed SEK 500,000; (iv) acquire or agree to acquire by merging or consolidating with, or acquire or agree to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or Person (other than the purchase of Danish panel assets approved by Purchaser); (v) otherwise, except as to the acquisition of materials and supplies for its products and activities in the ordinary course of business and consistent with past practices, acquire or agree to acquire any assets; (vi) make any investment in any Person; or (vii) enter into any license, technology development or technology transfer agreement with any other person or entity;

         (h) Seller will not permit Target to change its methods of accounting in effect since inception, except as required by changes in accounting principles generally accepted in Sweden and disclosed to Purchaser;

         (i) Seller will not permit Target to agree or commit to do any of the foregoing.

      Section 6.02. Access to Records and Personnel. At all reasonable times from and after the date hereof until the Closing, Seller shall afford Purchaser and its accountants, counsel, financial advisor and other representatives full and complete access to the properties, employees and officers of Target and to all books, accounts, financial and other records and contracts of every kind of Target.

      Section 6.03. No Other Offers. Seller shall not, nor shall Seller authorize or permit any officer, director, employee or stockholder of, or any investment banker, attorney, accountant or other representative retained by, Target or Seller to, (i) entertain, encourage, solicit or initiate any inquiries or the making of any proposal that may reasonably be expected to lead to a purchase of all or a portion of the Shares or Interactive Business Assets or a merger or consolidation of Target with another Person or (ii) participate in any discussions or negotiations, or provide third parties with any information, relating to any such inquiry or proposal. Seller shall immediately advise Purchaser of any such inquiries or proposals.

      Section 6.04. Maintenance of Business. Seller shall and shall cause
Target to use best efforts to (i) carry on, preserve and maintain the Interactive Business of Target; (ii) preserve and retain employees, properties and goodwill that constitute Interactive Business Assets or are associated with Interactive Business; and (iii) keep available the services of officers and employees and preserve relationships with customers, suppliers, licensors, licensees and other business relationships that are material to the Interactive Business of Target in substantially the same manner as prior to the date hereof. If Seller becomes aware of a material deterioration or facts that are likely to result in a material deterioration in such relationships, it will promptly bring such information to the attention of Purchaser in writing.

      Section 6.05. Compliance with Obligations. Prior to the Closing Date, Seller will cause Target and the operation of the Interactive Business to comply with (a) all applicable Swedish rules and regulations, (b) all material agreements and obligations, including Target's Certificate of Registration and Articles of Association and the organizational documents of each Subsidiary, by which Target or the Interactive Business Assets are or become bound, and (c) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Target or the Interactive Business Assets.

      Section 6.06. Year-End Financial Statements; Consideration Adjustment.

         (a) SIFO and Seller will use commercially reasonable efforts to prepare and deliver to Purchaser, as soon as practicable, but in no event after February 29, 2000, true, correct and complete copies of a balance sheet of SIMT as of December 31, 1999 and a related statement of profit and loss of SIMT for the 12-month period ended December 31, 1999 (collectively, the "YEAR-END FINANCIAL STATEMENTS"). SIFO and Seller covenant and agree that the all representations and warranties made by SIFO and Seller in Sections 4.08, 4.09 and 4.12(b) related to the 1998 and 1997 Financial Statements and the 1999 Financial Statements will apply to the Year-End Financial Statements.

         (b) None of the liabilities or obligations shown on the balance sheet included in the 1999 Financial Statements that (i) constitute obligations to SIFO or its Affiliates (other than liabilities to SIFO or its Affiliates incurred in the ordinary course of business that, in the aggregate, do not exceed SEK 260,000), or (ii) are outside the ordinary course of business (collectively, the "NOVEMBER LIABILITIES") will be shown on the balance sheet included in the Year-End Financial Statements. If any November Liabilities are shown on such balance sheet (the "REMAINING LIABILITIES"), the cash Consideration due to Seller under Sections 2.01 and 3.01(a) will be reduced by an amount equal to the U.S. dollar equivalent of the Remaining Liabilities. If SIFO or Seller deliver the Year-End Financial Statements to Purchaser after the Closing Date, this Consideration adjustment will be governed by Section 10.06.

      Section 6.07. MMXI Europe. Purchaser will negotiate in good faith with GfK and IPSOS (the other shareholders of MMXI Europe) to allow Seller to be admitted as an approximately 8% shareholder of MMXI Europe on substantially the same terms and conditions as the existing shareholders of MMXI Europe and for a capital contribution proportionate to the capital contributions of the existing shareholders; provided, however, that Seller will have an option to convert its interest in MMXI Europe into the common stock of Purchaser at a conversion rate equal to the closing price of the common stock of Purchaser on NASDAQ on the Closing Date. Purchaser has provided Seller with true and correct copies of MMXI Europe's organizational documents, including a shareholders agreement and various services, stock option and registration rights agreements. Seller agrees to enter into the MMXI Europe Documents on the Closing Date, on terms and conditions substantially similar to the terms and conditions of the agreements referenced in the previous sentence, and such other agreements as MMXI Europe requires. Such agreements are subject to review and approval by MMXI Europe, GfK and IPSOS.

      Section 6.08. Tax Elections. If requested in writing by Purchaser prior to the Closing Date, SIFO and Seller shall use their best efforts to cause each of Target and the Subsidiaries to elect to be classified as a disregarded entity for U.S. tax purposes under section 301.7701-3 of the Treasury Regulations, to be effective no earlier than the day before the Closing Date; provided, however, that Purchaser shall prepare any forms necessary to effect the elections and shall indemnify and hold harmless SIFO and Seller and Affiliates of either for all Taxes and any other costs, expenses or other liabilities in any way related to or resulting from the elections. If Purchaser requests, SIFO and Seller will provide Purchaser with all information that is necessary to prepare the applicable forms. If Purchaser requests, SIFO will execute such forms (or cause such forms to be executed) on or before the Closing Date; provided that Purchaser has afforded SIFO reasonable opportunity to review such forms. All costs and expenses (including legal fees and expenses) of the parties in carrying out their obligations under this Section 6.08 shall be paid by Purchaser.

                                  ARTICLE VII.
                              COVENANTS OF PARTIES

      Section 7.01. Advice of Changes. Each party will promptly advise the other such party in writing of:


         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication from any Governmental Entity or Regulatory Authority in connection with the transactions contemplated by this Agreement;

         (c) any actions, suits, claims, investigation or other judicial proceedings commenced or threatened against it that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

         (d) any event known to its executive officers occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or misleading in any material respect; and

         (e)  any Material Adverse Change in Target or Purchaser.

      Section 7.02. Regulatory Approvals. Prior to the Closing, each party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity or Regulatory Authority that may be reasonably required, or that the other party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

      Section 7.03. Actions Contrary to Stated Intent. No party shall take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Closing set forth in
Article VIII hereof not being satisfied.

      Section 7.04. Certain Filings. The Parties shall cooperate with one another:

         (a) in determining whether any action by or in respect of, or filing with, any Governmental Entity or Regulatory Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

         (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

      Section 7.05. Satisfaction of Conditions Precedent. The parties will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII hereof, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated by March 1, 2000, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby. The parties agree to negotiate in good faith with respect to any additional agreement reasonably requested by another party hereto that such requesting party determines in good faith is necessary to effect the transactions contemplated hereby.

      Section 7.06. Public Disclosure. The parties shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as, in the reasonable judgment of the Board of Directors of either Purchaser, SIFO or Seller, may be required by law or the rules and regulations of Nasdaq National Market or the Stockholm Stock Exchange.

                                 ARTICLE VIII.
                              CONDITIONS OF CLOSING

      Section 8.01. Conditions to All Parties' Obligations. The obligations of all the parties to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or satisfaction, at or prior to the execution of this Agreement of the following conditions or the mutual waiver by the parties:

         (a) Illegality or Legal Constraint. No temporary restraining order, preliminary or permanent injunction or other order or restraint issued by any court of competent jurisdiction, no statute, rule, regulation, order, decree, restraint or pronouncement by any Governmental Entity, and no other legal restraint or prohibition which would prevent or have the effect of preventing the consummation of the transactions contemplated by this Agreement shall have been issued or adopted or be in effect.

         (b) Governmental Authorizations. All permits, approvals, filings and consents required or advisable to be obtained or made prior to the consummation of the transactions contemplated under this Agreement under applicable laws of any country having jurisdiction over the transactions contemplated herein shall have been obtained or made, as the case may be, on terms and conditions satisfactory to the parties, acting reasonably (all such permits, approvals, filings and consents being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

         (c) Registration Rights Agreement. Purchaser and Seller shall have executed and delivered the Registration Rights Agreement in the form satisfactory to Purchaser and Seller (the "REGISTRATION RIGHTS AGREEMENT").

         (d) MMXI Europe Documents. The MMXI Europe Documents shall be in a form satisfactory to SIFO, Purchaser, GfK and IPSOS, and such Persons shall execute and deliver the MMXI Europe Documents simultaneously with the Closing.

         (e) SIFO Board Approval. SIFO's board of directors has approved this Agreement, the MMXI Europe Documents and the transactions contemplated hereby and thereby.

      Section 8.02. Conditions to the obligations of Purchaser to Effect the Transactions Contemplated by this Agreement. The obligations of Purchaser under this Agreement to effect the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction, at or prior to Closing, of the following conditions, unless waived by Purchaser in its sole discretion or unless Purchaser agrees to effect the transactions contemplated by this Agreement notwithstanding the non-fulfillment or non-satisfaction of a condition:

         (a) Accuracy of Representations and Warranties. The representations and warranties set forth in Article IV hereof shall be true and correct as of the date when made and at and as of the Closing, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date. Seller and SIFO shall provide Purchaser with a certificate to this effect on the Closing Date.

         (b) Covenants and Agreements. SIFO and Seller shall have duly performed and complied with the covenants and agreements required by this Agreement to be performed by or complied with by it prior to or at the Closing. None of the events or conditions entitling Purchaser to terminate this Agreement under Article IX hereof shall have occurred and be continuing.

         (c) Consents. Any consent required for the consummation of the transactions contemplated by this Agreement under any material Contract or License or for the continued enjoyment by Target of the benefits of any such Contract or License after the transactions contemplated by this Agreement shall have been obtained.

         (d) No Adverse Decision. There shall not be any action taken or threatened, or any statute, rule, regulation or order enacted, entered, threatened, or deemed applicable to the transactions contemplated hereby, by any Swedish, U.S. or state government or Governmental Entity or Regulatory Authority or court that, whether in connection with the grant of a Requisite Regulatory Approval, any agreement proposed by any Swedish government or Governmental Entity or Regulatory Authority, or otherwise, that (i) requires or could reasonably be expected to require any divestiture of a portion of the Interactive Business Assets that Purchaser in its reasonable judgment believes, individually or in the aggregate, will have a Material Adverse Effect on Target or (ii) imposes any condition upon Target that in Purchaser's reasonable judgment (x) would be materially burdensome to Target or (y) would materially increase the costs incurred or that will be incurred by Purchaser as a result of consummating the transactions contemplated hereby. There shall be no action, suit, investigation or proceeding pending or threatened by or before any Governmental Entity that (i) seeks to restrain, enjoin, prevent the consummation of or otherwise materially affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

         (e) Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and Purchaser's counsel.

         (f) Supporting Documents. Purchaser and its counsel shall have received true and correct copies of the Certificate of Registration and Articles of Association of Target.

      All such documents shall be satisfactory in form and substance to Purchaser and its counsel.

      Section 8.03. Conditions to the Obligations of SIFO and Seller to Effect the Transactions Contemplated by this Agreement. The obligations of SIFO and Seller under this Agreement to effect the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, at or prior to the execution of this Agreement of the following conditions, unless waived by SIFO and Seller in their sole discretion or unless SIFO and Seller agree to effect the transactions contemplated by this Agreement notwithstanding the non-fulfillment or non-satisfaction of a condition:

         (a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in Article V hereof shall be true and correct as of the date when made and at and as of the Closing (except to the extent a representation or warranty speaks only as of an earlier date and except for changes contemplated by this Agreement). Purchaser shall provide SIFO and Seller with a certificate to this effect on the Closing Date.

         (b) Covenants. Purchaser shall have complied with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing. None of the events or conditions entitling SIFO or Seller to terminate this Agreement under Article IX hereof shall have occurred and be continuing.

         (c) Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to SIFO and Seller and counsel to SIFO and Seller.

         (d) NASDAQ and Securities Law Requirements. Purchaser will have made all filings and complied with all applicable requirements under NASDAQ National Market rules, the Securities Act, the Exchange Act and state securities and "blue sky" laws related to the issuance of the Media Metrix Stock and the listing of the Media Metrix Stock on NASDAQ that are required to be made or complied with on or before the Closing Date.

         (e) Fulbright and Jaworski L.L.P., counsel to Purchaser, will have delivered to SIFO an opinion in a form satisfactory to SIFO.

                                  ARTICLE IX.
                       TERMINATION, AMENDMENTS AND WAIVERS

      Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:


         (a)  by the consent of the parties;

         (b) by any party if the Closing shall not have occurred on or before the close of business on March 1, 2000, provided, that the terminating party is not at fault for the delay;

         (c) by Purchaser, if it is not in material breach of its obligations under this Agreement, and if (i) there has been a breach by SIFO or Seller of any of their representations and warranties hereunder such that Section 8.02(a) will not be satisfied, (ii) there has been a willful breach by SIFO or Seller of any of their covenants or agreements contained in this Agreement such that the first sentence of Section 8.02(b) will not be satisfied, and, in both case (i) and case (ii), such breach has not been cured within ten (10) days after notice to SIFO or Seller; or

         (d) by SIFO or Seller, if neither is in material breach of its obligations under this Agreement, and if (i) there has been a breach by Purchaser of any of its representations and warranties hereunder such that
Section 8.03(a) will not be satisfied or (ii) there has been the willful breach on the part of Purchaser of any of its covenants or agreements contained in this Agreement such that the first sentence of Section 8.03(b) will not be satisfied, and, in both case (i) and (ii), such breach has not been cured within ten (10) days after notice to Purchaser.

      Section 9.02. Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 9.01 hereof, this Agreement shall, except as provided herein, forthwith become void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of the parties hereto or their respective officers or directors, except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements hereunder. Notwithstanding the foregoing, if the Agreement is terminated as a result of the failure on the part of (i) SIFO and Seller to satisfy any of the conditions to closing set forth in Section 8.01(c)-(e) or 8.02 hereto or (ii) Purchaser to satisfy any of the conditions to closing set forth in Section 8.01(c)-(d) or 8.03 hereto, then the party that failed to satisfy all of its conditions to closing will reimburse each other party for all such party's expenses incurred in connection with the transactions contemplated hereby (not to exceed SEK 250,000 in the aggregate); provided, however, that SIFO and Seller will not be entitled to any reimbursement from each other under this Section 9.02.

                                   ARTICLE X.
                      POST-CLOSING COVENANTS OF THE PARTIES

      Section 10.01. Noncompetition. SIFO and Seller acknowledge that each has extensive knowledge and a unique understanding of the Interactive Business of Target, SIFO has been directly involved with the establishment and continued development of its customer relations and each has had access to all of the proprietary and confidential information used in the Interactive Business of Target. SIFO and Seller further acknowledge that if it or any of its Affiliates were to compete with the Interactive Business of Target, as it is presently conducted, following the Closing, great harm would come to Purchaser and Target thereby destroying any value associated with the purchase of Target and the goodwill of Target. In furtherance of the Sale and to more effectively protect the value of Target, SIFO and Seller covenant and agree that, for a period beginning on the Closing Date and ending on the later of (i) the date that is two years after the date SIFO, Seller and their Affiliates cease to hold any interest in MMXI Europe and (ii) two years after the Closing Date (the "TERM"), SIFO and Seller shall not, and shall cause their respective Affiliates not to, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in any Interactive Business anywhere in the world (the "TERRITORY"), except on behalf of Purchaser, Target or their Affiliates (including Target). Notwithstanding the foregoing, nothing contained in this Section 10.01 shall prohibit SIFO, Seller or their respective Affiliates from owning not more than an aggregate of three percent (3%) of any class of stock of any company which is listed on a recognized U.S. or European national securities exchange or traded in a recognized over-the-counter market. For the avoidance of doubt, Purchaser acknowledges that the business operated as of the date hereof by SIFO and its Affiliates (other than the Interactive Business of Target) shall not be construed to violate this Section 10.01.

      Section 10.02. Nonsolicitation. SIFO and Seller agree that, during the Term, neither SIFO, Seller nor their respective Affiliates will, directly or indirectly, as employee, agent, consultant, principal or otherwise, (i) intentionally seek to influence or alter the relationship between Target, Purchaser or any of their respective Affiliates with any person or entity to whom Target provided services in connection with any Interactive Business or to whom Target or any of its Affiliates made a presentation related to the Interactive Business at any time during the one-year period immediately preceding the Closing Date or during the Term, or (ii) solicit for employment or other services or otherwise intentionally seek to influence or alter the relationship between Target, Purchaser or their respective Affiliates and any person who is an employee of Target, Purchaser or their respective Affiliates or was an employee of Target or its Affiliates employed in connection with the Interactive Business of Target at any time during the one-year period immediately preceding the Closing Date, except on behalf of Target or Purchaser.

      Section 10.03. Confidentiality. After the Closing, SIFO, Seller and their respective Affiliates shall strictly maintain the confidentiality of all information, documents and materials relating to Target or any Interactive Business, except to the extent disclosure of any such information is required by law or authorized by Purchaser. In the event that SIFO or Seller reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 10.03, SIFO or Seller will (i) provide Purchaser with prompt notice before such disclosure in order that Purchaser may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to confidential information and (ii) cooperate with Purchaser in attempting to obtain such order or assurance. The provisions of this Section 10.03 shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of default by SIFO, Seller or their respective Affiliates of this Agreement, or becomes known in the industry through no wrongful act on the part of SIFO, Seller or their respective Affiliates.

      Section 10.04. Seller Acknowledgment. Seller and SIFO acknowledge that the covenants contained in Sections 10.01 through 10.03 are essential conditions for Purchaser entering into this

Agreement, without which Purchaser would not have entered into or enter into this Agreement or have paid the Consideration. Seller and SIFO acknowledge that the restrictions set forth in Sections 10.01 through 10.03 are reasonable and necessary for the protection of the legitimate interests of Purchaser and Target. Seller and SIFO acknowledge that Target is a third-party beneficiary under Sections 10.01 through 10.03; provided, however, that Target must comply with Sections 10.05(a) and 13.08.

      Section 10.05. Remedies.

         (a) Before enforcing any rights under Section 10.01, the Person enforcing such rights must give SIFO (i) written notice of such Person's intention to enforce its rights and (ii) at least thirty (30) days to cure any breach of Section 10.01.

         (b) Without limiting the right of Purchaser and Target to pursue all other legal and equitable rights available to it, including without limitation, damages for the actual or threatened violation of Sections 10.01 through 10.03 and by Seller or SIFO, it is agreed that other remedies cannot fully compensate Purchaser and Target for such a violation and that Purchaser and Target shall be entitled to injunctive relief and/or specific performance (if and to the extent applicable under Swedish law) to prevent violation or continuing violation thereof, without bond and without the necessity of showing actual monetary damages. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce Section 10.01 through 10.03, any term, restriction, covenant or promise in Sections 10.01 through 10.03 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

      Section 10.06. Consideration Adjustment. If (i) the Seller or SIFO deliver the Year-End Financial Statements to Purchaser after the Closing Date and (ii) any Remaining Liabilities are shown on the Year-End Financial Statements, then SIFO will pay Purchaser, by wire transfer due within 30 days of the delivery of the Year-End Financial Statements, the U.S. dollar equivalent of the Remaining Liabilities.

      Section 10.07. Target Shareholders Meeting. Purchaser covenants that Target's shareholders, at the next ordinary meeting of Target's shareholders after the Closing Date, will approve resolutions in which the present directors of Target will be discharged from liability with respect to their administration of Target's affairs; provided, however, that Target's independent auditor must approve this discharge from liability.

      Section 10.08. Restriction on Transfer. Purchaser covenants that Target will not transfer, sell, assign or otherwise dispose of any of the share capital of SIMT during 2000. This covenant shall remain valid and binding on Purchaser regardless of whether Purchaser owns shares in Target or not.

      Section 10.09. SIFO Name. Purchaser shall not and shall cause Target and the Subsidiaries not to use the name or trademark SIFO, and Purchaser shall use commercially reasonable efforts to have the name of SIMT changed and a new name that does not include the word "SIFO" registered with Swedish PRV as soon as possible and in no event later than May 1, 2000.

                                  ARTICLE XI.
                                INDEMNIFICATION

      Section 11.01. Indemnification by the Seller. Subject to the provisions of
Section 11.03 hereof, SIFO and Seller shall jointly and severally indemnify and hold harmless Purchaser and Target (each a "PURCHASER INDEMNIFIED PARTY") from and against and in respect of any and all losses, damages, expenses, liabilities, claims, settlements, assessments and judgments (including reasonable costs and attorney's fees and other expenses arising out of claim, or the defense, settlement or investigation thereof, made with respect to any of the foregoing) incurred or suffered by a Purchaser Indemnified Party, arising out of, based upon or resulting from any inaccuracy, misrepresentation or breach of representation and warranty contained in Article IV of this Agreement or the certificate furnished pursuant to Section 8.02(a) or non-fulfillment of any covenant or agreement of Seller or SIFO contained in this Agreement.

      Section 11.02. Indemnification by Purchaser . Subject to Section 11.03, Purchaser shall indemnify and hold harmless Seller and SIFO (each a "SELLER INDEMNIFIED PARTY") from and against and in respect of any and all losses, damages, expenses, liabilities, claims, settlements, assessments and judgments (including the reasonable costs and attorney's fees and other expenses arising out of any claim, or the defense, settlement or investigation thereof, made with respect to any of the foregoing) incurred or suffered by any Seller Indemnified Party, arising out of, based upon or resulting from any inaccuracy, misrepresentation or breach by Purchaser of the representations or warranties contained in Article V of this Agreement or the certificate furnished pursuant to Section 8.03(a), or any non-fulfilment of any of Purchaser's respective covenants or agreements contained in this Agreement.

      Section 11.03. Limitations.

         (a) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 11.03 shall operate to limit the liability of the indemnifying party under Section 11.01 or 11.02 (the "Indemnifying Party") in respect of any claim by the Purchaser Indemnified Party or Seller Indemnified Party (the "Indemnified Party") for any breach of the representations and warranties in Article IV or V or otherwise under or pursuant to this Agreement.

         (b) No claim for breach of a representation or warranty shall accrue to any Indemnified Party against the Indemnifying Party under this Agreement unless and except to the extent that the total liability of the Indemnifying Party in respect of all such claims exceeds in aggregate SEK 400,000, whereupon the Indemnified Party shall be entitled to claim indemnification for all damages suffered (including the initial SEK 400,000) by such Indemnified Party and for which such indemnification is available under this Article XI.


         (c) No claim for breach of a representation or warranty shall be made unless written notice thereof shall have been given by the Indemnified Party to the Indemnifying Party accompanied by a reasonably detailed explanation of the basis of the claim (such explanation need not include the quantum of the claim) within, (i) in the case of claims based on breach of Section 4.12, ninety (90) days following the expiration of the applicable statute of limitation for incurring tax liability, and, (ii) in the case of all other claims, eighteen (18) months after the date hereof. Any such claim that may have been made (if it has not been previously satisfied, settled or withdrawn) shall be deemed to have been waived or withdrawn at the expiry of six (6) months after the date such claim is made, unless arbitration in respect thereof shall then have commenced against the Seller; provided, however, that this six-month period shall be tolled during such time as the Indemnified Party is negotiating in good faith with Indemnifying Party to resolve the claim against the Indemnifying Party.

         (d) The Indemnifying Party shall not be liable under this Agreement in respect of any claim of a breach of this Agreement:

            (i) based on a liability that is contingent only unless and until such contingent liability becomes an actual liability and is due and payable; provided, however, if an Indemnified Party gives notice to the Indemnifying Party of such contingent liability, the limitations period set forth in Section 11.03(c) related to such claim will be tolled until the time when such contingent liability becomes an actual liability and is due and payable; or

            (ii) to the extent that allowance, provision or reserve was made in the Financial Statements for the matter giving rise to the claim.

         (e) No claim may be made more than once under this Agreement in respect of the same loss.

         (f) The total aggregate liability of the Seller and SIFO for breach of any of the provisions in this Agreement shall not exceed SEK 32,000,000.

         (g) Any breach of any representation or warranty or any other breach of this Agreement by an Indemnifying Party shall give rise only to a claim by an Indemnified Party for compensation on a krona-to krona basis for any damages and shall not entitle the Indemnified Party to rescind this Agreement in whole or in part. No claim shall be made against any Indemnifying Party in respect of any warranty, representation, indemnity, covenant, undertaking or otherwise arising out of or in connection with the transactions contemplated hereby unless the same is expressly contained in this Agreement. The parties confirm that they have not relied and will not rely on any warranty, representation, indemnity, covenant or undertaking of any Person that is not expressly contained in this Agreement. No claim shall be made against any party in respect of any damages not covered by this Article XI by invoking any statute (including the Swedish Sale of Goods Act (Swe: Koplag (1990:931) as amended) or legal principle.


         (h) A breach of any representation, warranty or other provision contained in this Agreement that is capable of being remedied shall not entitle the Indemnified Party to monetary damages unless the Indemnifying Party is given written notice of such breach and such breach is not remedied within thirty (30) days after the date on which such notice is given or within such longer period as may reasonably be required for such remedy.

         (i) Where the Indemnified Party is entitled (whether by reason of payment, discount or otherwise) to recover from some third party any sum in respect of taxation or other damage or liability that is the subject of a claim against the Indemnifying Party under this Agreement, the Indemnified Party shall, if so required by the Indemnifying Party and at the Indemnifying Party's cost and expense and on the Indemnifying Party providing proper indemnities in respect of all costs and expenses to be incurred, take all steps and cause its Affiliates to take all steps as the Indemnifying Party may require to enforce such recovery and shall keep the Indemnifying Party informed of the progress of any action taken.

         (j) None of the limitations included in this Section 11.03 will apply to breaches of Sections 10.01 through 10.03.

         (k) Purchaser covenants and agrees, that, after the Closing Date, notwithstanding any breach of any representation or warranty or any other breach of this Agreement by SIFO or Seller, Purchaser will not take any action that interferes with the peaceful and quiet possession and enjoyment of the Media Metrix Stock by Seller, SIFO or an Affiliate of SIFO that has acquired the Media Metrix Stock in compliance with the terms of this Agreement; Purchaser hereby waives (after the Closing Date), to the greatest extent permitted by applicable law, any and all remedies and rights it may have, by statute or otherwise, enforceable against the Media Metrix Stock.

      Section 11.04. Third-Party Beneficiaries. Seller and SIFO acknowledge that Target is a third-party beneficiary under this Article XI; provided, however, that all limitations in Section 11.03 applicable to Purchaser are also applicable to Target.

     Section 11.05. Tax Setoff. If any loss for which indemnity is sought under this Article XI, or part thereof, is a tax deductible item for the Indemnified Party, the amount paid by the Indemnifying Party shall be reduced by an amount equivalent to the loss multiplied by the relevant statutory corporate tax rate applicable to the Indemnified Party during the relevant year; provided that the relevant tax deductible item can be used during the relevant year.


                                  ARTICLE XII.
                                  ARBITRATION

         Subject to Section 10.05, all disputes arising out of or in connection with this Agreement (including disputes in which Target is the aggrieved party) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The place of the arbitration shall be London and the arbitration shall be conducted in the English language. Target acknowledges that SIFO and Seller shall have the right to set off any counterclaim either of them may have against Purchaser under Section 11.02, even if Target and not Purchaser is party to such arbitration.

                                 ARTICLE XIII.
                               GENERAL PROVISIONS

     Section 13.01. Taking of Necessary Action. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto agrees, subject to applicable law, to use all reasonable efforts promptly to take or cause to be taken all further action and promptly to do or cause to be done all further things (including the execution and delivery of such further instruments and documents) as any party reasonably may request.

     Section 13.02. Effect of Due Diligence. Prior to the date hereof, the Purchaser has been given the opportunity to conduct a legal, financial, tax, accounting and commercial due diligence with respect to Target and the Interactive Business Assets together with the Purchaser's professional advisors. Furthermore, the Purchaser and the Purchaser's professional advisors have received all existing legal, financial, tax, accounting and commercial documentation, which they have requested and have held interviews with the management of the Interactive Business. No investigation by or on behalf of Purchaser or into the Interactive Business of Target shall diminish in any way the effect of any representations or warranties made by SIFO and Seller in this Agreement or shall relieve SIFO or Seller of any of their obligations under this Agreement; provided, however, that SIFO and Seller shall not be liable for any breach of a representation or warranty in Article IV arising from an event or condition of which an officer of Purchaser had actual knowledge or is proven to have been explicitly informed. No investigation by or on behalf of SIFO or Seller into the business, operations, prospects, assets or condition (financial or otherwise) of Purchaser shall diminish in any way the effect of any representations or warranties made by Purchaser in this Agreement or shall relieve Purchaser of any of its obligations under this Agreement; provided, however, that Purchaser shall not be liable for any breach of a representation or warranty in Article V arising from an event or condition of which an officer of SIFO or Seller had actual knowledge or is proven to have been explicitly informed.

     Section 13.03. Expenses. Except as provided in Article XI and Section 9.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

     Section 13.04. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, Purchaser may assign its rights under this Agreement to MMXI Europe or a subsidiary thereof without the consent of the other parties hereto.

     Section 13.05. Entire Agreement. This Agreement and the other documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which conflicts with, or may have related to, the subject matter hereof in any way, including without limitation that certain letter dated November 16, 1999 from Thomas A. Lynch, in his capacity as Chief Financial Officer of Purchaser, to Robert Kessiakoff acting on behalf of SIFO.

     Section 13.06. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax communication, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, addressed as follows:

         (a) If to Seller or SIFO, to Mr. Robert Kessiakoff, SIFO Group, World Trade Center, Box 70408, SE-107 25 Stockholm, Sweden, Fax: +46 8 698 0933, phone: +46 8 701 6990; email: robert.kessiakoff@sifo.se; with a copy to Peter Torngren, Box 1703, SE-111, 87 Stockholm, Sweden; Fax: +468 614 3190; phone +46 8 614 3000; email: peter.torngren@vinge.se;

         (b) If to Purchaser, Thomas A. Lynch, Media Metrix, Inc., 250 Park Avenue South, 7th Floor, New York, New York 10003, Fax: (212) 515-8719; phone:
(212) 515-8700; email tlynch@mmxi.com; with a copy to: Richard H. Gilden, Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, Fax:
(212) 752-5958; phone (212) 318-3000; email: rgilden@fulbright.com;

or such other addresses as shall be furnished by like notice by such party. All such notices and communications shall, when telefaxed (immediately thereafter confirmed by telephone), be effective when telefaxed, or if sent by nationally recognized overnight courier service, be effective one Business Day after the same has been delivered to such courier service marked for overnight delivery, or, if mailed, be effective when received.

     Section 13.07. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of Sweden, without reference to or application of any conflicts of laws principles.

     Section 13.08. Consent to Jurisdiction; Receipt of Process. Notwithstanding
Article XII, each party hereby consents to the jurisdiction of, and confers non-exclusive jurisdiction upon, any court located in Stockholm, Sweden and appropriate appellate courts therefrom, over any action, suit or proceeding arising out of Seller's or SIFO's breach of Section 10.01, Section 10.02 or
Section 10.03. Each party hereby irrevocably waives, and agrees not to assert as a defense in any such action, suit or proceeding, any objection which it may now or hereafter have to venue of any such action, suit or proceeding brought in any such court and hereby irrevocably waives any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without Sweden; provided, that notice thereof is provided pursuant to provisions for notice under this Agreement.

     Section 13.09. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns, except that Target is entitled to the rights described in Article XI and Sections 10.01-10.05 and may enforce the same (subject to the limitations in those Sections and in Article XII).

     Section 13.10. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     Section 13.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.


     Section 13.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     Section 13.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 13.14. Headings. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

                            [Signature page follows]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                   MEDIA METRIX, INC.



                                   By: /s/ Thomas A. Lynch
                                       -----------------------------------------
                                       Title: Chief Financial Officer



                                   SIFO GROUP AB (publ)



                                   By: /s/ Robert Lundberg
                                       -----------------------------------------
                                       Title: Chief Executive Officer



                                   OSPREY RESEARCH BV



                                   By: /s/ Jan-Erik Jannsson
                                       -----------------------------------------
                                       Title: Director


                                   AB GRUNDSTENEN 85764


                                   By: /s/ Robert Lundberg
                                       -----------------------------------------
                                       Title: Director